Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

May 12, 2014

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

OptimizeRx Corporation

Rochester, MI

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form S-1/A Amendment No. 1, Registration Statement under the Securities Act of 1933, filed by OptimizeRx Corporation of our report dated March 20, 2014, relating to the consolidated financial statements of OptimizeRx Corporation, a Nevada Corporation, as of and for the years ending December 31, 2013 and 2012, and the reference to us under the caption “Interests of Named Experts”.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC